FORM OF AMENDMENT AGREEMENT


         AGREEMENT, dated as of  ________________________,  1998, by and between
THE DESSAUER GLOBAL EQUITY FUND (the "Trust"), a Delaware Business trust, and INVESTMENT COMPANY ADMINISTRATION CORPORATION (the "Administrator"), a Delaware corporation.

        WHEREAS, the Trust and the Administrator entered into an Administration Agreement dated as of May 30, 1997 (the "Administration Agreement"); and

        WHEREAS,   the  Trust  and  the   Administrator   desire  to  amend  the
Administration Agreement as set forth below.

        NOW, THEREFORE, in consideration of the premises and of the mutual covenants and agreements herein set forth, the parties hereto agree as follows:

           7. Compensation. As compensation for services rendered by the Administrator during the term of this Agreement, the Trust will cause the Fund to pay to the Administrator a monthly fee at the annual rate of 0.10% of average daily net assets.

        IN WITNESS WHEREOF, each party hereto has caused this Agreement to be executed by its duly authorized officer as of the date and year first above written.

INVESTMENT COMPANY ADMINISTRATION CORPORATION


By:
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THE DESSAUER GLOBAL EQUITY FUND

By:
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